Exhibit 99.1

TransMedics Reports Fourth Quarter and Full Year 2021 Financial Results

Andover, Mass. – February 23, 2022 – TransMedics Group, Inc. (“TransMedics”) (Nasdaq: TMDX), a medical technology company that is transforming organ transplant therapy for patients with end-stage lung, heart, and liver failure, today reported financial results for the quarter and year ended December 31, 2021.

Recent Highlights

•	Net revenue of $9.7 million in the fourth quarter of 2021, a 27% increase compared to the fourth quarter of 2020
•	Net revenue of $30.3 million in the full year 2021, an 18% increase compared to the full year of 2020
•	Launched commercialization of OCS™ Heart and OCS™ Liver in the U.S
•	Results of OCS™ Liver PROTECT trial published in JAMA Surgery in January 2022

“2021 was a great year for TransMedics as we delivered on each key regulatory milestone we had hoped to achieve in 2021 and our goal of having the OCS platform commercially available in the U.S. across lung, heart and liver transplant markets by year end,” said Waleed Hassanein, MD, President and Chief Executive Officer. “We ended 2021 well positioned to execute and we are confident that 2022 will be a transformative year of growth for TransMedics as we expand our National OCS Program to drive clinical adoption across all three transplant markets and capitalize on our unparalleled technology.”

Fourth Quarter 2021 Financial Results

Net revenue for the fourth quarter of 2021 was $9.7 million, a 27% increase compared to $7.6 million in the fourth quarter of 2020. The increase was due primarily to the commercial launch of the OCS Heart and OCS Liver in the United States.

Gross margin for the fourth quarter of 2021 was 72% as compared to 63% in the fourth quarter of 2020.

Operating expenses for the fourth quarter of 2021 were $18.3 million compared to $10.7 million in the fourth quarter of 2020. The increase in operating expense was driven by our increased investment in the company’s National OCS Program, which is a comprehensive organ retrieval and management service, as well as commercialization and infrastructure throughout the company.  Fourth quarter operating expenses in 2021 included $2.0 million of stock compensation expense compared to $0.7 million of stock compensation in the fourth quarter of 2020.

Net loss for the fourth quarter of 2021 was $12.7 million compared to $6.3 million in the fourth quarter of 2020.

Full Year 2021 Financial Results

Net revenue for the full year of 2021 was $30.3 million, a 18% increase compared to $25.6 million in the full year of 2020. The increase was due primarily to commercial expansion across OCS products including initial commercialization of the OCS Heart and OCS Liver in the United States.

Gross margin for the full year of 2021 was 70% as compared to 65% in the full year of 2020.

Operating expenses for the full year of 2021 were $60.6 million compared to $43.0 million in the full year of 2020. The increase in operating expense was driven by increased investment in the company’s National OCS Program investment, spending related to the two FDA panels in the year, and commercialization and infrastructure throughout the company. Full year 2021 operating expenses included $6.8 million of stock compensation expense compared to $2.4 million in 2020.

Net loss for the full year of 2021 was $44.2 million compared to $28.7 million in the full year of 2020.

Cash, cash equivalents and marketable securities were $92.5 million as of December 31, 2021.

2022 Financial Outlook

TransMedics expects net revenue for the full-year 2022 to be in the range of $49 million to $55 million, which represents 62% to 82% growth compared to the company’s prior year net revenue.

Webcast and Conference Call Details

The TransMedics management team will host a conference call beginning at 4:30 p.m. ET / 1:30 p.m. PT on Wednesday, February 23, 2021. Investors interested in listening to the conference call may do so by dialing (833) 378-1026 for domestic callers or (236) 712-2500 for international callers, followed by Conference ID: 9789660. A live and archived webcast of the event will be available on the “Investors” section of the TransMedics website at www.transmedics.com.

About TransMedics Group, Inc.

TransMedics is the world’s leader in portable extracorporeal warm perfusion and assessment of donor organs for transplantation. Headquartered in Andover, Massachusetts, the company was founded to address the unmet need for more and better organs for transplantation and has developed technologies to preserve organ quality, assess organ viability prior to transplant, and potentially increase the utilization of donor organs for the treatment of end-stage heart, lung, and liver failure.

Forward-Looking Statements

This press release contains forward-looking statements with respect to, among other things, our operations and financial. These forward-looking statements are subject to a number of risks, uncertainties and assumptions. Moreover, we operate in a very competitive and rapidly changing environment and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in or implied by any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Some of the key factors that could cause actual results to differ include: that we continue to incur losses; our need to raise additional funding; our existing and any future indebtedness, including our ability to comply with affirmative and negative covenants under our credit agreement to which we will remain subject to until maturity, and our ability to obtain additional financing or refinance existing debt on favorable terms or at all; the fluctuation of our financial results from quarter to quarter; our ability to use net operating losses and research and development credit carryforwards; our dependence on the success of the OCS; our ability to expand access to OCS through the National OCS Program; the rate and degree of market acceptance of the OCS; our ability to educate patients, surgeons, transplant centers and private payors of benefits offered by the OCS; our ability to improve the OCS platform; our dependence on a limited number of customers for a significant portion of our net revenue; our ability to maintain regulatory approvals or clearances for our OCS products; our ability to adequately respond to FDA follow-up inquiries in a timely manner; the performance of our third-party suppliers and manufacturers; price increases of the components of our products; the timing or results of post-approval studies and any clinical trials for the OCS; our manufacturing, sales, marketing and clinical support capabilities and strategy; attacks against our information technology infrastructure; the economic, political and other risks associated with our foreign operations; our ability to attract and retain key personnel; the impact of the outbreak of COVID-19, including variants of the virus an associated containment, remediation and vaccination efforts; our ability to protect, defend, maintain and enforce our intellectual property rights relating to the OCS and avoid allegations that our products infringe, misappropriate or otherwise violate the intellectual property rights of third parties; the pricing of the OCS, as well as the reimbursement coverage for the OCS in the United States and internationally; regulatory developments in the United States, European Union and other jurisdictions; the extent and success of competing products that are or may become available; the impact of any product recalls or improper use of our products; our estimates regarding revenues, expenses and needs for additional financing; and other factors that may be described in our filings with the Securities and Exchange Commission (the “SEC”). Additional information will be made available by our annual and quarterly reports and other filings that we make from time to time with the SEC. These forward-looking statements speak only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

Investor Contact:

Brian Johnston

332-895-3222

Investors@transmedics.com

TransMedics Group, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net revenue	$9,668	$7,627	$30,262	$25,639
Cost of revenue	2,682	2,799	9,103	9,004
Gross profit	6,986	4,828	21,159	16,635

Gross Margin	72%	63%	70%	65%

Operating expenses:
Research, development and clinical trials	6,314	4,548	22,304	18,831
Selling, general and administrative	12,000	6,176	38,283	24,188
Total operating expenses	18,314	10,724	60,587	43,019
Loss from operations	(11,328)	(5,896)	(39,428)	(26,384)
Other income (expense):
Interest expense	(978)	(971)	(3,874)	(3,985)
Other income	(345)	566	(877)	1,653
Total other expense, net	(1,323)	(405)	(4,751)	(2,332)
Loss before income taxes	(12,651)	(6,301)	(44,179)	(28,716)
Provision for income taxes	(17)	(10)	(36)	(32)
Net loss	$(12,668)	$(6,311)	$(44,215)	$(28,748)
Net loss per share attributable to common stockholders, basic and diluted	$(0.46)	$(0.23)	$(1.60)	$(1.16)
Weighted average common shares outstanding, basic and diluted	27,771,885	27,163,390	27,616,839	24,702,764

* Reconciliation of Gross to Net revenue for certain payments made to customers (in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Gross revenue from sales to customers	$9,668	$8,217	$31,385	$28,356
Less: clinical trial payments reducing revenue	—	590	1,123	2,717
Total net revenue	$9,668	$7,627	$30,262	$25,639

TransMedics Group, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$25,580	$24,581
Marketable securities	66,872	101,061
Accounts receivable	5,934	6,864
Inventory	14,859	11,934
Prepaid expenses and other current assets	5,460	2,326
Total current assets	118,705	146,766
Property and equipment, net	9,841	4,754
Operating lease right-of-use assets	5,847	—
Restricted cash and other long-term assets	500	506
Total assets	$134,893	$152,026
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,651	$1,206
Accrued expenses and other current liabilities	16,337	10,410
Deferred revenue	250	263
Total current liabilities	23,238	11,879
Long-term debt, net of discount	35,197	34,657
Operating lease liabilities, net of current portion	8,604	—
Other long-term liabilities	—	1,599
Total liabilities	67,039	48,135
Total stockholders' equity	67,854	103,891
Total liabilities and equity	$134,893	$152,026